REDFIN CORPORATION
2017 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE-BASED STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Redfin Corporation (“Redfin”) 2017 Equity Incentive Plan (the “Plan”) will have the same meanings in this Notice of Performance-Based Stock Option Grant and the electronic representation of this Notice of Performance-Based Stock Option Grant established and maintained by Redfin or a third party designated by Redfin (this “Notice”) and the attached Agreement (as defined below).
You (the “Participant”) have been granted a performance-based option to purchase shares of Common Stock (“Shares”) of Redfin (this “Option”) under the Plan subject to the terms and conditions of the Plan, this Notice, the performance and vesting terms set forth in Appendix A attached hereto (“Appendix A”) and the Performance-Based Stock Option Award Agreement, including any applicable country-specific provisions in any appendix attached thereto (the “Country Appendix”), attached hereto as Appendix B (“Appendix B”). This Notice, Appendix A and Appendix B are collectively, referred to herein as the “Agreement.”
Participant:
Date of Grant:
Grant Number:
Exercise Price per Share:
Target Number of Shares:
Maximum Number of Shares
Type of Option:

Performance Period:	As set forth in Appendix A

Performance Metric:	As set forth in Appendix A

Vesting Schedule:	As set forth in Appendix A

Expiration Date:
The earlier to occur of: (a) the date that the Committee determines that the Performance Metric has not been satisfied and (b) the tenth anniversary of the Date of Grant. This Option expires earlier if Participant’s Service terminates earlier, as described in the Agreement.

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:
Participant understands that Participant’s employment or consulting relationship or Service with Redfin or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Option pursuant to the Agreement is subject to both the achievement of the Performance Metric and Participant’s continuing Service as an Employee, Director or Consultant. Participant acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full- and part-time status and/or in the event Participant is on a leave of absence, in accordance with Redfin’s policies relating to work schedules and vesting or as determined by the Committee. Furthermore, the period during which Participant may exercise the Option after a termination of Service will commence on the Termination Date (as defined in the Option Agreement). Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Agreement and the Plan. By accepting the Option, Participant consents to electronic delivery as set forth in the Agreement.

PARTICIPANT	REDFIN CORPORATION

Signature:	By:
Print Name:	Name:
Its:

APPENDIX A

PERFORMANCE AND VESTING METRICS

[Applicable performance and vesting metrics to be inserted]

APPENDIX B

REDFIN CORPORATION
2017 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Performance-Based Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Redfin Corporation 2017 Equity Incentive Plan (the “Plan”).
Participant has been granted an option to purchase Shares (the “Option”) of Redfin Corporation (“Redfin”), subject to the terms and conditions of the Plan, the Notice of Performance-Based Stock Option Grant (the “Notice”), the performance-based terms and conditions set forth in Appendix A (“Appendix A”) and this Option Agreement, including any applicable country-specific provisions in any appendix attached hereto (the “Country Appendix”). The Notice, Appendix A and any Country Appendix constitute part of this Option Agreement.
1.Vesting Rights. Subject to the applicable provisions of the Plan, Appendix A and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the Notice and Appendix A.
2.    Grant of Option. Participant has been granted an Option for up to the maximum number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it will be treated as a Nonqualified Stock Option (“NSO”).
3.    Termination Period.
(a)    General Rule. If Participant’s Service terminates for any reason except death or Disability, and other than for Cause (as defined in the Plan), then this Option will expire at the close of business at Redfin headquarters on the date three (3) months after Participant’s Termination Date (as defined below) (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO).
Redfin determines when Participant’s Service terminates for all purposes under this Option Agreement.
(b)    Death; Disability. If Participant dies before Participant’s Service terminates (or Participant dies within three months of Participant’s termination of Service other than for Cause, then this Option will expire at the close of business at Redfin headquarters on the date 18 months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Redfin headquarters on the date 12 months after Participant’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7).

(c)    Cause. If Participant’s Service is terminated for Cause, this Option will expire upon the Termination Date.
(d)    No Notice. Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. Redfin will not provide further notice of such periods. In no event will this Option be exercised later than the Expiration Date set forth in the Notice.
(e)    Termination. For purposes of this Option, Participant’s Service will be considered terminated as of the date Participant is no longer providing Services to Redfin, its Parent or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). The Committee will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option (including whether Participant may still be considered to be providing services while on an approved leave of absence). Unless otherwise provided in this Option Agreement or determined by Redfin, Participant’s right to vest in this Option under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Following the Termination Date, Participant may exercise the Option only as set forth in the Notice, Appendix A and this Section, provided that the period (if any) during which Participant may exercise the Option after the Termination Date, if any, will commence on the date Participant ceases to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment agreement, if any. If Participant does not exercise this Option within the termination period set forth in the Notice, Appendix A or the termination periods set forth above, the Option will terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
4.    Exercise of Option.
(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Notice and Appendix A and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice, Appendix A and this Option Agreement. This Option may not be exercised for a fraction of a Share.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by Redfin (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by Redfin pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of Redfin or other person designated by Redfin. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). This Option will be deemed to be exercised upon receipt by Redfin of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
(c)    Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to Redfin’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).
5.    Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:
(a)    Participant’s personal check (or readily available funds), wire transfer, or a cashier’s check;
(b)    certificates for shares of Redfin stock that Participant owns, along with any forms needed to effect a transfer of those shares to Redfin; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option Exercise Price. Instead of surrendering shares of Redfin stock, Participant may attest to the ownership of those shares on a form provided by Redfin and have the same number of shares subtracted from the Option shares issued to Participant. However, Participant may not surrender, or attest to the ownership of, shares of Redfin stock in payment of the Exercise Price of Participant’s Option if Participant’s action would cause Redfin to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(c)    cashless exercise through irrevocable directions to a securities broker approved by Redfin to sell all or part of the Shares covered by this Option and to deliver to Redfin from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Items. The balance of the sale proceeds, if any, will be delivered to Participant. The directions must be given by signing a special notice of exercise form provided by Redfin; or
(d)    other method authorized by Redfin.
6.    Non-Transferability of Option. This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.
7.    Term of Option. This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).
8.    Tax Consequences.
(a)    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by Redfin or, if different, a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by Redfin or the Employer. Participant further acknowledges that Redfin and/

or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that Redfin and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.
(b)    Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Redfin and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes Redfin and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by Redfin and/or the Employer; or

(ii)
withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by Redfin (on Participant’s behalf pursuant to this authorization); or

(iii)
withholding in Shares to be issued upon exercise of the Option, provided Redfin only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts; or

(iv)	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)	any other arrangement approved by the Committee and permitted by applicable law;
all under such rules as may be established by the Committee and in compliance with Redfin’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable.
Depending on the withholding method, Redfin may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount, if applicable, in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares issued upon exercise of the Options; notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items withholding.
Finally, Participant agrees to pay to Redfin or the Employer any amount of Tax-Related Items that Redfin or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Redfin may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(c)    Notice of Disqualifying Disposition of ISO Shares. For U.S. taxpayers, if Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify Redfin in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by Redfin on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to Participant.
9.    Nature of Grant. By accepting the Option, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by Redfin, it is discretionary in nature, and it may be modified, amended, suspended or terminated by Redfin at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future Option or other grants, if any, will be at the sole discretion of Redfin;
(d)    the Option grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or services contract with Redfin, the Employer or any Parent or Subsidiary or Affiliate;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Option and the Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(g)    the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(i)    if the underlying Shares do not increase in value, the Option will have no value;
(j)    if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;
(k)    no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against Redfin, or any Parent or Subsidiary or Affiliate or the Employer, waives his or her ability, if any, to bring any such claim, and releases Redfin, any Parent or Subsidiary or Affiliate and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(l)    unless otherwise provided in the Plan or by Redfin in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and
(m)    the following provisions apply only if Participant is providing services outside the United States:

(i)	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)
Participant acknowledges and agrees that neither Redfin, the Employer nor any Parent or Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.    No Advice Regarding Grant. Redfin is not providing any tax, legal or financial advice, nor is Redfin making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, Redfin and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that Redfin and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Redfin, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to the stock plan service provider as may be designated by Redfin from time to time or its affiliates or such other stock plan service provider as may be selected by Redfin in the future, which is assisting Redfin with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the

United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes Redfin, the stock plan service provider as may be designated by Redfin from time to time, and its affiliates, and any other possible recipients which may assist Redfin (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Redfin would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
12.    Language. If Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.    Appendix. Notwithstanding any provisions in this Option Agreement, the Option grant will be subject to any special terms and conditions set forth in the Country Appendix to this Option Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Appendix, the special terms and conditions for such country will apply to Participant, to the extent Redfin determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Appendix constitutes part of this Option Agreement.
14.    Imposition of Other Requirements. Redfin reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent Redfin determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.    Acknowledgement. Redfin and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
16.    Entire Agreement; Enforcement of Rights. This Option Agreement, the Plan, the Notice and Appendix A constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement. The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.
17.    Compliance with Laws and Regulations. The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by Redfin and Participant with all applicable state, federal and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Redfin’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant understands that Redfin is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that Redfin will have unilateral authority to amend the Plan and this Option Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement will be endorsed with appropriate legends, if any, determined by Redfin.
18.    Severability. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.
19.    Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the Western District of Washington or the Superior Court of King County, Washington. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
20.    No Rights as Employee, Director or Consultant. Nothing in this Option Agreement will affect in any manner whatsoever the right or power of Redfin, or a Parent or Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
21.    Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and Redfin agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Option Agreement. Participant further agrees to notify Redfin upon any change in Participant’s residence address indicated on the Notice. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by Redfin or a third party designated by Redfin and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of Redfin, and all other documents that Redfin is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to Redfin intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at Redfin’s discretion. Participant acknowledges that Participant may receive from Redfin a paper copy of any documents delivered electronically at no cost if Participant contacts Redfin by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to Redfin or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying Redfin of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery if local laws prohibit such consent.
22.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding Redfin (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Redfin insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to Participant’s personal advisor on this matter.
23.    Award Subject to Redfin Clawback or Recoupment. To the extent permitted by applicable law, the Option will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy and applicable law, Redfin may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.
BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE NOTICE, APPENDIX A, THE COUNTRY APPENDIX AND THE PLAN.

COUNTRY APPENDIX

REDFIN CORPORATION
2017 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED STOCK OPTION AWARD AGREEMENT

None